Exhibit 5.1

January 10, 2017

Hospitality Properties Trust

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458

Re:           Hospitality Properties Trust

4.500% Senior Notes due 2023 and 4.950% Senior Notes due 2027

Ladies and Gentlemen:

We have acted as counsel to Hospitality Properties Trust, a Maryland real estate investment trust (the “Company”), in connection with (i) the Company’s authorization for the issuance and sale of an additional aggregate of $200,000,000 in principal amount of the Company’s 4.500% Senior Notes due 2023 (the “2023 Notes”), which will be a part of the same series of notes as the $300,000,000 aggregate principal amount of the 2023 Notes issued by the Company on June 6, 2013, to be issued pursuant to an Indenture dated as of Februrary 25, 1998 (the “1998 Indenture”), between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented by the Supplemental Indenture No. 15, dated June 6, 2013 (the “Supplemental Indenture No. 15”), between the Company and the Trustee and (ii) the Company’s authorization for the issuance and sale of an aggregate of $400,000,000 in principal amount of the Company’s 4.950% Senior Notes due 2027 (the “2027 Notes” and, together with the 2023 Notes, the “Notes”) to be issued pursuant to an Indenture, dated as of February 3, 2016 (the “2016 Indenture” and, together with the 1998 Indenture, the “Base Indentures”), between the Company and the Trustee, to be supplemented by the Third Supplemental Indenture, to be dated on or about January 13, 2017 (the “Third Supplemental Indenture” and, together with the Supplemental Indenture No. 15, the “Supplemental Indentures”), between the Company and the Trustee (the Base Indentures, as so supplemented by the Supplemental Indentures, the “Indentures”).  We understand that the Notes are to be offered and sold under the Company’s Registration Statement on Form S-3, No. 333-206514, as amended by Post-Effective Amendment No. 1 thereto (the “Registration Statement”).

In connection with this opinion, we have examined and relied upon copies of (i) the Registration Statement, (ii) the final Prospectus dated January 10, 2017 (the “Base Prospectus”) relating to the Registration Statement, (iii) the final Prospectus Supplement to the Base Prospectus dated January 10, 2017, relating to the Notes (the “Prospectus Supplement” and the Base Prospectus, as supplemented thereby, the “Prospectus”), (iv) the Indentures, and (v) resolutions adopted by the Board of Trustees of the Company on January 9, 2017, and resolutions adopted by an Ad Hoc Pricing Committee of the Board of Trustees of the Company on January 10, 2017, each relating to the Notes.  We have also examined and relied upon originals or copies of such records, agreements and instruments of the Company, certificates of public officials and of officers of the Company and such other

Hospitality Properties Trust

January 10, 2017

documents and records, and such matters of law, as we have deemed necessary as a basis for the opinions hereinafter expressed.  In rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the authentic original documents of all documents submitted to us as copies.  As to any facts material to the opinions expressed herein, we have relied without independent verification upon certificates of public officials, upon statements of officers or other representatives of the Company and statements of fact contained in documents we have examined.

We have assumed for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to engage in the activities contemplated by, and has the requisite organizational and legal power and authority to perform its obligations under, the Indentures, that the Trustee is in compliance, generally with respect to acting as a trustee under the Indentures, with all applicable laws and regulations, and that the Indentures is and will be the valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms.

We express no opinion herein as to any laws other than the laws of The Commonwealth of Massachusetts and the State of New York and the federal laws of the United States.  Insofar as this opinion involves matters of Maryland law we have, with the Company’s permission, relied solely upon the opinion of even date herewith of Venable LLP, a copy of which we understand the Company is filing as Exhibit 5.2 to its Current Report on Form 8-K, to be dated on or about January 10, 2017 (the “Current Report”), and with respect to matters involving Maryland law our opinion is subject to the limitations and qualifications set forth in such opinion.

Our opinion set forth below with respect to the validity or binding effect of the Notes or any obligations may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, and (ii) general principles of equity (whether considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Notes have been duly authorized and, when (i) the Third Supplemental Indenture shall have been duly executed and delivered by the parties thereto and (ii) the Notes have been (A) duly executed and delivered by the Company and authenticated by the Trustee as provided in the Indentures, and (B) duly delivered to the purchasers thereof against payment of the agreed consideration therefor, as provided in the Registration Statement, the Prospectus and the Indentures, will constitute validly issued and binding obligations of the Company.

The opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.  This opinion is rendered to you in connection with the offering of the Notes under the Prospectus.  This opinion may not be relied upon for any other purpose, or furnished to, quoted or relied upon by any other person, firm or corporation for any purpose, without our prior written consent,

Hospitality Properties Trust

January 10, 2017

except that (A) this opinion may be furnished or quoted to judicial or regulatory authorities having jurisdiction over you, and (B) this opinion may be relied upon by purchasers and holders of the Notes currently entitled to rely on it pursuant to applicable provisions of federal securities law.  We hereby consent to the filing of a copy of this opinion as Exhibit 5.1 to the Current Report, which is incorporated by reference into the Registration Statement and the Prospectus, and to references to our firm under the caption “Legal Matters” in the Base Prospectus and in the Prospectus Supplement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Sullivan  & Worcester LLP

SULLIVAN & WORCESTER LLP